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Exhibit 10.17

Advanced Medicine

August 23, 2001

Via Courier

Mr. Rick E Winningham
12 Weatherfield Drive
Newtown, PA 18940

Dear Rick:

        On behalf of Advanced Medicine, Inc. (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer. Your starting salary will be $600,000 per year. You will be eligible to receive a bonus up to 50% of your salary, which for the balance of 2001 and for 2002 will be guaranteed. In addition, you will receive a signing bonus upon your first day of employment in the amount of $100,000, which will be grossed up to cover the taxes associated with receiving this bonus. You will be eligible to receive additional bonus compensation based upon extraordinary accomplishments at the discretion of the Board of Directors. You will also be appointed to the Board of Directors of the Company.

        Subject to the approval of the Company's Board of Directors, you will be granted options to purchase 1,200,000 shares of Common Stock of the Company at a purchase price of $5.50 per share. Such options will vest over a four-year period after the date of hire at a rate of 25% after the first year and ratably each month thereafter. The options granted to you will be contingent on your execution of the Company's Standard Stock Option Agreement and will be subject to all terms of the Company's 1997 Stock Option Plan. In 2003, you will receive an additional stock option grant for the greater of (i) 100,000 shares or (ii) two times the number of shares under the next highest "follow-on" stock option grant received by any Company employee that year, all on the standard terms and conditions applicable to all such grants made by the Company.

        The Company will provide you with short-term rental reimbursement through December 31, 2001, in a reasonable amount to assist you while you locate appropriate permanent housing. The Company will also reimburse you for the reasonable costs associated with moving personal effects to California (including short-term storage costs, if necessary) and will reimburse you for the standard, one-time closing costs incurred by you when you sell your home in Newtown, Pennsylvania and when you purchase your home in California. In addition, the Company will reimburse you for any non-refundable tuition expenses incurred by you relating to your children's Fall 2001 school programs. The above reimbursement payments will be "grossed up" to cover the taxes associated with them.

        If by January 1, 2002 you have not sold your Pennsylvania home the Company will continue to reimburse you (on a fully grossed up basis for tax purposes) for your reasonable California rental expense for an additional 3 months, provided you are actively marketing the Pennsylvania home. If by April 1, 2002 you still have not sold your Pennsylvania home, the Company will thereafter continue to reimburse you for 50% of your reasonable rental expense (not grossed up) until the Pennsylvania home is sold, provided you continue to actively market the home. If by January 1, 2002 you have sold your Pennsylvania home but have not yet purchased a California home, the Company will thereafter reimburse you for 50% of your reasonable rental expense (not grossed up) until you purchase a California home. In addition, if you purchase a California home before you sell your Pennsylvania home, the Company will reimburse you for the after-tax cost of your mortgage payments on your Pennsylvania home until you sell your Pennsylvania home or June 30, 2002, whichever date occurs first.

        The Company will loan you up to $3.75 million to assist you with the purchase of a home in the Bay Area. This loan will be interest-free and will be secured by a second deed of trust on your home and by a stock pledge agreement relating to your option shares. Fifty percent (50%) of the original principal balance of the loan will be forgiven on the fifth anniversary of your employment with the

Company, and an additional sixteen percent (16%) of the original principal balance of the loan will be forgiven on the seventh anniversary of your employment with the Company. Repayment of the balance of the loan will be required 10 years from the date the loan is made; provided, however, that in the event you sell any of your option shares prior to the 10-year maturity date, you agree to apply 25% of any gain realized on such sale(s) to a reduction in the outstanding principal. If you have not sold your Pennsylvania home when you purchase your California home, the Company will provide you with an interest-free bridge loan in an amount up to the value of the equity in your Pennsylvania home.

        Given your concerns about California real estate, the Company will agree to share any realized loss on the sale of your California home 50/50, provided you remain as an employee of the Company for at least five years. We anticipate that this protection will take the form of a cash payment to you in the amount of 50% of your realized loss, grossed up to cover the taxes associated with such a payment. In return, you agree to share with the Company 50/50 any gain realized on the sale of your California home. This arrangement will be documented separately once you have purchased a home in California.

        If the location of your permanent home in the Bay Area is in Marin County, the Company will, at your request, either provide a car and driver for you or lease a full-size luxury automobile for you.

        As a regular employee of Advanced Medicine, Inc., you will be eligible for a number of Company-sponsored benefits. These are described in the Summary Plan Description that you will receive when you begin work; however, they include enrollment in our Aetna PPO or HMO plan and in our Vision and Dental plans for you and your family. The Company also provides life, LTD and AD&D insurance, and you will be able to participate in our 401(k) program. In addition to the Company's generous allotment of standard holidays, you will be eligible for three weeks of paid vacation per year.

        Your employment pursuant to this offer is contingent on you executing the Company's standard form of Proprietary Information and Inventions Agreement. Also, the United States Immigration and Naturalization Service requires that employers establish the eligibility of each employee as a U.S. citizen, permanent resident or individual authorized for employment in the United States.

        While we hope that your employment with the Company will be mutually satisfactory, employment with Advanced Medicine, Inc. is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the Chairman of the Board of the Company. Notwithstanding the foregoing, if your employment is terminated by the Company without cause, the Company will make a lump sum payment to you (less taxes) of:

  (i)
  12 months salary plus current target annual bonus if the termination occurs before October 1, 2002; and

  (ii)
  24 months salary plus 2 times your then current target bonus if the termination occurs on or after October 1, 2002.

For purposes of this provision, a termination "without cause" shall mean termination for any reason other than: (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors. You agree, as a condition to receiving the severance payment set forth above, to sign the Company's standard form of Release required of all employees who receive any severance pay.

        This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. A duplicate original of this offer is enclosed for your records. To accept this offer, please sign and return this letter to me, in which event your employment will begin on a date mutually agreed to, but no later than October 1, 2001. This offer will expire if not accepted by you before August 24, 2001.

        Rick, we look forward to having you join us. If you have any questions, please call me at (908) 658-3108 or (508) 645-5133.

Sincerely,
/s/ P. ROY VAGELOS P. Roy Vagelos Chairman of the Board
I have read and accept this employment offer:
/s/ RICK E WINNINGHAM Rick E Winningham
Date: August , 2001. 8/29/01 Advanced Medicines Inc.
1)
The $300,000 annual guaranteed bonus is payable $300,000 in 2001 and $300,000 in 2002.

2)
The investment in the house for the purposes of calculating the realized gain or loss will include purchase price plus improvements which increase the cost basis of the house.

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  Exhibit 10.17
Advanced Medicine August 23, 2001